UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 8, 2011

 CELSION CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10220-L Old Columbia Road
Columbia, Maryland 21046-2364
(Address of principal executive office)

Registrant’s telephone number, including area code: (410) 290-5390

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective July 8, 2011, Mr. Jeffrey W. Church resigned from his position as Vice President and Chief Financial Officer (“CFO”) of Celsion Corporation (the “Company”). The Board of Directors (the “Board”) appointed Mr. Church Senior Vice President, Corporate Strategy and Investor Relations of the Company.

(c) Effective July 8, 2011, the Board appointed Mr. Gregory Weaver, age 55, as Senior Vice President and Chief Financial Officer of the Company. Mr. Weaver has been a director of the Company since 2005. Mr. Weaver served as Poniard Pharmaceuticals’ Chief Financial Officer and Senior Vice President from February 2009 to August 2010.  Prior to joining Poniard, a public oncology drug development company, Mr. Weaver served as Chief Financial Officer of Talyst, Inc., a privately-held pharmacy information product company, from 2007 to 2008. Prior to that, he served as Senior Vice President and Chief Financial Officer of Sirna Therapeutics, a public RNAI therapeutics company until the sale of the company to Merck, Inc. in 2006. From 2002 to 2005, Mr. Weaver was Chief Financial Officer and Corporate Secretary of Nastech Pharmaceuticals, a public drug delivery company.  From 1999 to 2002, Mr. Weaver was Chief Financial Officer of Ilex Oncology Inc., a public oncology drug development company, and from 1996 to 1998, he was Chief Financial Officer of Prism Technologies, a privately-held medical device company.  Mr. Weaver has also served as a Director and Chairman of the Audit Committee of SCOLR Pharmaceuticals, a public drug delivery company from 2007 to 2009. Mr. Weaver is a certified public accountant and received his MBA from Boston College and his B.S. in accounting from Trinity University.

(d) Effective July 8, 2011, the Board appointed Mr. Frederick J. Fritz as a Class I Director.  Mr. Fritz is the President and Chief Executive Officer of NeuroDx, a privately-held neurosurgical medical device company. Before joining NeuroDx, from 2002 to 2006, Mr. Fritz served as President and Chief Executive Officer of Valeo Medical Incorporated, a life sciences company. From 1997 to 2002, Mr. Fritz was President and Chief Executive Officer of Songbird Hearing Inc., a medical device company. From 1995 to 1997, Mr. Fritz was President of Coleman North America. Mr. Fritz received his MBA from Harvard Business School and his engineering degree from the University of Illinois.

Mr. Fritz will fill a vacancy created by Gregory Weaver, who tendered his resignation from the Board effective July 8, 2011, immediately prior to his appointment as Senior Vice President and Chief Financial Officer. Mr. Fritz’s Class I term will expire at the Company's Annual Meeting of Shareholders in 2014, at which time he will be eligible for nomination for another term.

Mr. Fritz has also been appointed to the Audit Committee of the Board.  In accordance with the Company's outside director's compensation plan, Mr. Fritz will receive standard director fees and benefits, including an initial grant of stock options to purchase 30,000 shares of the Company's common stock at an exercise price of $3.46 per share, the fair market value on July 8, 2011, the date the Board approved the grant.  The stock options vest in three installments over three years. The outside director compensation plan is described in more detail in the Company's Definitive Proxy Statement for its 2011 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 29, 2011.

The Board has determined that Mr. Fritz meets the independence and financial literacy requirements of the applicable rules of the Securities and Exchange Commission and The NASDAQ. There are no arrangements or understandings between Mr. Fritz and any other persons pursuant to which he was selected as a director. There are no current or proposed transactions between the Company and Mr. Fritz or his immediate family members that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

            (e) In connection with Mr. Weaver’s appointment as Senior Vice President and Chief Financial Officer, the Company and Mr. Weaver entered into an employment offer letter, effective July 8, 2011 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Weaver will receive a starting base salary of $285,000 and will be eligible for an annual bonus, with a target of 40% of his annual base salary, conditioned on his and the Company’s performance against business objectives. Mr. Weaver’s base salary will be subject to a performance review annually.  In accordance with the Offer Letter, on July 8, 2011, Mr. Weaver received a grant of options to purchase 75,000 shares of the Company’s Common Stock (the “Option Grant”) at an exercise price of $3.46 per share, the fair market value on July 8, 2011, the date the Board approved the grant.  The Option Grant will vest over four years, with the first vesting date on January 1, 2012, at which date the option grant will be vested 12.5%, and quarterly thereafter. Mr. Weaver will also be considered for a discretionary stock option award in 2012 and annually thereafter. The stock option agreement will provide for vesting of shares in the event of transfer of ownership of the Company. Mr. Weaver’s employment will be “at-will.” However, if the Company terminates Mr. Weaver for any reason other than just cause, or if Mr. Weaver resigns for good reason, the Company will continue to pay Mr. Weaver, subject to his execution of a mutually agreeable general release, his monthly salary and provide him a COBRA benefit payment for up to six months.  The salary and benefit payments will cease at the end of six months and are subject to reduction by the amount of compensation from the new employer if Mr. Weaver obtains other employment during the six month period. Mr. Weaver will be provided a lump sum relocation assistance of $50,000 plus an additional amount for taxes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date:	July 12, 2011	By:	/s/ Timothy J. Tumminello
Timothy J. Tumminello
Controller and Chief Accounting Officer